Exhibit 99.1

Onconova Therapeutics Reports Corporate Update and Announces Third Quarter 2023 Financial Results

Narazaciclib progressing towards registrational studies; target engagement and acceptable safety profile support further dose escalation, affirming differentiated profile

Update on the registrational preparations for the narazaciclib program and the rigosertib trial plan expected in the first half of 2024

Company to host conference call and webcast at 4:30 p.m. ET on Tuesday, November 14, 2023

NEWTOWN, Pa., November 14, 2023 (GLOBE NEWSWIRE) -- Onconova Therapeutics, Inc. (NASDAQ: ONTX), (“Onconova” or “the Company”), a clinical-stage biopharmaceutical company focused on discovering and developing novel products for patients with cancer, today reported third quarter 2023 financial results and provided an update on recent pipeline progress. Management plans to host a conference call and live webcast at 4:30 p.m. ET today to discuss these results.

“Onconova has made excellent progress in the third quarter of 2023. Starting with our lead program, narazaciclib, a differentiated inhibitor of multiple kinases including CDK4/6, we advanced the registrational trial preparations in the first indication, for patients with low grade endometrioid endometrial cancer (LGEEC). CDK4/6 inhibitors have substantially changed the face of cancer care for the better and become a multibillion-dollar drug class. We believe narazaciclib has the potential to be differentiated by potently targeting proteins putatively involved in the resistance pathways of cancer cells that the approved agents fail to significantly inhibit,” said Steve Fruchtman, M.D., President and Chief Executive Officer.

Dr. Fruchtman continued, “We are seeing clinical and biological target engagement with narazaciclib and an acceptable safety profile at therapeutic dosing levels in the Phase 1/2 program. To date, we have not seen significant neutropenia and thus remain on target to deliver narazaciclib as a daily anti-cancer drug not requiring time off to permit marrow recovery, in contrast to the most commonly prescribed CDK4/6 inhibitor. In addition, to date, narazaciclib has not caused significant diarrhea, another limitation of other CDK4/6 inhibitors. Based on this profile, we have decided to dose escalate to at least one more cohort in each of the ongoing U.S. studies, to ensure that we achieve the optimal recommended Phase 2 dose. This may extend the Phase 1/2 program into the first quarter of 2024. We believe this is very good news for the program because it underscores the potential for narazaciclib to have a differentiated safety profile and wide therapeutic index.”

“From a corporate perspective, in the third quarter, we named Dr. Victor Moyo as Chief Medical Officer and Meena Arora as Vice-President, Global Medical Affairs & Research and Development, putting us on very solid footing to advance the clinical plan and regulatory strategy for narazaciclib and rigosertib. In addition, we continue to actively engage in a range of discussions related to partnering opportunities, to support the progression of our programs,” continued Dr. Fruchtman. “Finally, we progressed the development of a registrational study plan for rigosertib, our cell pathway inhibitor, for the ultra-rare indication of recessive dystrophic epidermolysis bullosa-associated squamous cell carcinoma (RDEB-associated SCC). These developments were complemented by impressive medical meeting presentations on both programs by our collaborators.”

Near Term Narazaciclib Milestones: Onconova intends to:

•	present preclinical data at two December medical meetings: the San Antonio Breast Cancer Symposium (SABCS) and the annual meeting of the American Society of Hematology (ASH);

•	continue the dose escalation segment of the Phase 1/2 program which may bring us into the first quarter of 2024;

•	provide a read-out on narazaciclib’s safety and pharmacology in the first half of 2024;

•	provide an update on our registrational trial-readiness over the next few quarters, including the definition of our recommended Phase 2 dose, engagement with the FDA on the pivotal trial design, and continuing to work with external clinical experts including the Gynecologic Oncology Group (GOG), and the European Network for Gynecologic Oncology Trials (ENGOT).

Achievement of these milestones will also enable us to establish a solid foundation to expand the program to include other indications such as breast cancer, ovarian cancer, and mantle cell lymphoma.

Rigosertib milestones: Onconova confirms plans to provide an update on the next steps to obtain orphan designation for rigosertib in RDEB-associated SCC and for the registrational program in the first half of 2024.

Second Quarter Financial Results

Cash and cash equivalents as of September 30, 2023, were $25.2 million, compared to $38.8 million as of December 31, 2022. The Company believes that its cash and cash equivalents will be sufficient to fund ongoing clinical trials and business into the third quarter of 2024.

Research and development expenses were $2.5 million for the third quarter of 2023, compared with $3.6 million for the second quarter of 2022.

General and administrative expenses were $2.7 million for the third quarter of 2023, compared with $2.1 million for the second quarter of 2022.

Net loss for the third quarter of 2023 was $4.7 million, or $0.23 per share on 21.0 million weighted average shares outstanding, compared with a net loss of $5.4 million, or $0.26 per share for the third quarter of 2022 on 20.9 million weighted average shares outstanding.

Conference Call and Webcast Information

Interested parties who wish to participate in the conference call may do so by dialing:

•	(800) 715-9871 for domestic and

•	(646) 307-1963 for international callers and

•	Using conference ID 3238751

Those interested in listening to the conference call via the internet may do so by visiting the investors and media page on the Company's website at www.onconova.com and clicking on the webcast link. In addition to the live webcast, a replay will be available on the Onconova website for 90 days following the call.

About Onconova Therapeutics, Inc.

Onconova Therapeutics is a clinical-stage biopharmaceutical company focused on discovering and developing novel products for patients with cancer. The Company’s product candidates, narazaciclib and rigosertib, are proprietary targeted anti-cancer agents designed to disrupt specific cellular pathways that are important for cancer cell proliferation.

Narazaciclib, Onconova’s novel, multi-kinase inhibitor (formerly ON 123300), is being evaluated in a Phase 1/2 combination trial with the estrogen blocker letrozole, in advanced endometrial cancer (NCT05705505). Based on preclinical and clinical studies of CDK 4/6 inhibitors, Onconova believes narazaciclib has broad potential and is also evaluating opportunities for combination studies with narazaciclib and letrozole in additional indications, including breast cancer, ovarian cancer and mantle cell lymphoma.

Rigosertib is being studied in an investigator-sponsored trial strategy to evaluate the product candidate in multiple indications, including a dose-escalation and expansion Phase 1/2a study of oral rigosertib in combination with nivolumab in patients with KRAS+ non-small cell lung cancer (NCT04263090), a Phase 2 program evaluating oral or IV rigosertib monotherapy in advanced squamous cell carcinoma complicating recessive dystrophic epidermolysis bullosa (RDEB-associated SCC) (NCT03786237, NCT04177498), and a Phase 2 trial evaluating rigosertib in combination with pembrolizumab in patients with metastatic melanoma (NCT05764395).

For more information, please visit www.onconova.com.

Forward Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties. These statements relate to Onconova’s expectations regarding its clinical development and trials, its product candidates, its business and financial position. Onconova has attempted to identify forward-looking statements by terminology including "believes," "estimates," "anticipates," "expects," "plans," "intends," "may," "could," "might," "will," "should," “preliminary,” “encouraging,” "approximately" or other words that convey uncertainty of future events or outcomes. Although Onconova believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including the success and timing of Onconova's clinical trials, investigator-initiated trials and regulatory agency and institutional review board approvals of protocols, Onconova’s collaborations, market conditions and those discussed under the heading "Risk Factors" in Onconova's most recent Annual Report on Form 10-K and quarterly reports on Form 10-Q. Any forward-looking statements contained in this release speak only as of its date. Onconova undertakes no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Company Contact:

Mark Guerin

Onconova Therapeutics, Inc.

267-759-3680

ir@onconova.us

https://www.onconova.com/contact/

Investor Contact:

Bruce Mackle

LifeSci Advisors, LLC
646-889-1200
bmackle@lifesciadvisors.com

ONCONOVA THERAPEUTICS, INC.

Condensed Consolidated Balance Sheets

(in thousands)

	September 30,	December 31,
	2023	2022
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$25,244	$38,757
Receivables	18	29
Prepaid expenses and other current assets	1,749	561
Total current assets	27,011	39,347
Property and equipment, net	26	24
Other non-current assets	1	1
Total assets	$27,038	$39,372

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$6,148	$3,860
Accrued expenses and other current liabilities	3,300	3,960
Deferred revenue	226	226
Total current liabilities	9,674	8,046
Deferred revenue, non-current	2,847	3,017
Total liabilities	12,521	11,063

Stockholders' equity:
Preferred stock	-	-
Common stock	210	209
Additional paid in capital	492,784	491,816
Accumulated other comprehensive loss	(30)	(33)
Accumulated deficit	(478,447)	(463,683)
Total stockholders' equity	14,517	28,309
Total liabilities and stockholders' equity	$27,038	$39,372

ONCONOVA THERAPEUTICS, INC.

Condensed Consolidated Statements of Operations (unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenue	$57	$57	$170	$170
Operating expenses:
General and administrative	2,686	2,105	7,010	6,430
Research and development	2,460	3,593	8,996	7,633
Total operating expenses	5,146	5,698	16,006	14,063
Loss from operations	(5,089)	(5,641)	(15,836)	(13,893)

Other income, net	350	243	1,072	349
Net loss	(4,739)	(5,398)	(14,764)	(13,544)
Net loss per share of common stock, basic and diluted	$(0.23)	$(0.26)	$(0.70)	$(0.65)
Basic and diluted weighted average shares outstanding	21,002,937	20,915,408	20,981,097	20,920,251